UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 29, 2012

ZBB Energy Corporation
      (Exact name of registrant as specified in charter)

Wisconsin	001-33540	39-1987014
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin                                                                                                           53051
(Address of principal executive offices)                                                                                                                         (Zip Code)

Registrant’s telephone number, including area code:     (262) 253-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  8.01 Other Events.

As previously reported, on June 19, 2012, ZBB Energy Corporation (the “Company”) completed an underwritten public offering of 31,600,000 shares of its common stock at a price to the public of $0.38 per share. The net proceeds to ZBB from this offering are expected to be approximately $10.8 million after deducting underwriting discounts and commissions and other estimated offering expenses.

As a result of the completion of this offering, the Company expects that as of June 30, 2012 it will satisfy both the minimum $4 million and $6 million stockholders’ equity required by Section 1003(a)(ii) and Section 1003(a)(iii) of the NYSE MKT Company Guide.  As of March 31, 2012 the Company’s stockholder’s equity was approximately $3.9 million.  After giving effect to the completion of the offering, the Company’s stockholders’ equity as of March 31, 2012 would have been approximately $14.7 million.  Accordingly, taking into account the completion of the offering and expected financial results for the three months ending June 30, 2012, the Company expects its stockholders’ equity at June 30, 2012 to well exceed the minimum $6 million NYSE MKT requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZBB Energy Corporation

Dated: June 29, 2012	By: /s/ Eric C. Apfelbach
Name: Eric C. Apfelbach
Title: President and CEO